Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 471-1288

MOTORCAR PARTS OF AMERICA ANNOUNCES
SHARE REPURCHASE PROGRAM INCREASE

LOS ANGELES, CA – March 27, 2017 – Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced its board of directors has authorized a share repurchase program increase to $15.0 million of the company’s outstanding common stock from time to time in the open market and in private transactions at prices deemed appropriate by management.

The company’s previous share repurchase program was limited to $10 million.

Motorcar Parts of America has approximately 18.7 million shares outstanding.

“This share repurchase program is consistent with our commitment to increase shareholder value. We will continue to pursue initiatives such as complementary acquisitions and other related activities to further the company’s sales and earnings growth potential,” said Selwyn Joffe, chairman, president and chief executive officer.

About Motorcar Parts of America, Inc.

Motorcar Parts of America is a remanufacturer, manufacturer and distributor of automotive aftermarket parts -- including alternators, starters, wheel hub assembly products, brake master cylinders, brake power boosters and turbochargers utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Motorcar Parts of America’s products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in California, Canada, Mexico, Malaysia and China, and administrative offices located in California, Tennessee, Virginia, Mexico, Singapore and Malaysia.  Additional information is available at www.motorcarparts.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors.  Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2016 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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